MANAGEMENT LLC

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER'S CERTIFICATE

Re: COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2006-IQ12

As an authorized officer of Babson Capital Management LLC, I certify that (i) a review of the activities of the Subservicer, for the period ending December 31, 2006, and of its  performance under the Primary Servicing Agreement dated as of December 1, 2006 and the Pooling and Servicing Agreement, dated as of December 1, 2006 (the Agreements), has been made under my supervision, (ii) to the best of my knowledge, based on such review, Babson Capital Management, LLC has fulfilled all of its obligations under the Agreements in all material respects throughout the aforementioned period; and (iii) has received no notice regarding qualification, or challenging the status, of any portion of the Trust Fund as a REMIC for the Internal Revenue Service or any other governmental agency or body.

Dated: February 28, 2007

Babson Capital Management LLC

By: /s/ Joanne Denver
Joanne Denver
Its:Managing Director

1500 Main Street•  Springfield, MA 01115•  Tel+1.413.226.1000 • Toll Free+1.888.428.8809  • www.babsoncapital.com